SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 4, 2011

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices)   (Zip Code)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On June 4, 2012, Zion Oil & Gas, Inc. (the “Company” or “Zion”) and Lapidoth Israel Oil Prospectors Corp. Ltd. (“Lapidoth”) entered into a Memorandum of Understanding (“MoU”) pursuant to which the parties intend to establish a company, tentatively named "Zion-Lapidoth Drilling", for the purposes of purchasing an onshore drilling rig capable of reaching well depths of up to 25,000 feet (the “Rig”). The MoU contemplates that Zion-Lapidoth Drilling will be 50% owned by the Company and 50% by Lapidoth. The MoU further provides that each party will share equally in the financing of Zion-Lapidoth Drilling.

The MoU is non-binding (other than with respect to the right of first refusal noted below and certain other standard provisions) and is subject to certain standard conditions, including the negotiation and execution of definitive agreements including a shareholders agreement. Additionally, the implementation of the MoU is subject to Zion raising at least $10 million within the next 12 months.

The anticipated cost of the drilling rig is up to $15 million.

In connection with the MoU, the Company granted to Lapidoth a first right of refusal to act as drilling contractor for any exploratory wells that the Company drills in Israel by June 4, 2013 at rates set in accordance with Lapidoth’s 2012 price list, as previously provided to the Company. As previously disclosed, the Company is in the process of obtaining seismic surveys and other exploratory activities in its license areas and once it completes its analysis and interpretation of the results, the Company will be better situated to determine the location of its next exploratory well.

Lapidoth is a forerunner of onshore oil prospecting in Israel. Lapidoth’s securities are traded on the Tel Aviv Stock Exchange.

A copy of the MoU is attached to this Current Report on Form 8-K as Exhibit 10.1 and the foregoing summary is qualified by reference to the MoU in its entirety.

 ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

10.1 – Memorandum of Understanding dated as of June 4, 2012 between Zion Oil & Gas, Inc. and Lapidoth Israel Oil Prospectors Corp. Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: June 7, 2012	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer

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